EXHIBIT 99.1

For Release-3/8/05
Contact: Shannan B. Guthrie
Public Relations Manager
717/ 354-3612 or sbguthrie@bbnb.com

PennRock Announces Resignation of Director

Blue Ball, PA: The Board of Directors for PennRock Financial Services Corp. (Nasdaq: PRFS) (PennRock), announces the resignation of Elton Horning, who has served on the board since 1989. Horning’s decision to resign is due to recent illness. Horning, of Morgantown, is an Auctioneer and Owner of Elton Horning Farm Agency and Partner of Horning Farm Agency, a real estate agency in East Earl, PA.

“Horning has been a valued member of the PennRock Board of Directors for over 16 years and he will be missed by all,” said Melvin Pankuch, Executive Vice President and Chief Executive Officer of PennRock. “We wish him a quick recovery and good health in the future.”

In the fourth quarter of 2004, PennRock announced the signing of a Definitive Agreement with Community Banks, Inc. (Community) in Harrisburg, PA, in which both companies will operate under Community’s charter. The consummation is anticipated for the second quarter of 2005 following regulatory and shareholder approvals. More information about Community is available at www.communitybanks.com.

PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with over $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 19 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment management & trust services to clients in southeastern Pennsylvania, New Jersey and Delaware. PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

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